Exhibit 1.1

AmericaFirst Quantitative Trust - AmericaFirst Defensive Growth & Income Portfolio, Series 2

TRUST AGREEMENT

Dated: July 1, 2013

This Trust Agreement among AmericaFirst Securities, Inc. as Depositor and Evaluator, The Bank of New York Mellon, as Trustee, and AmericaFirst Capital Management, LLC, as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For AmericaFirst Quantitative Trust, Effective for Unit Investment Trusts Established On and After April 30, 2013 (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

WITNESSETH THAT:

In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

1. The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

2. The fractional undivided interest in and ownership of a Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Statements of Financial Condition-Number of Units” in the Prospectus for the Trust.

3. The aggregate number of Units described in Section 2.03(a) for a Trust is that number of Units set forth under “Statement of Financial Condition-Number of Units” in the Prospectus for the Trust.

4. The term “Deferred Sales Charge Payment Dates” shall mean September 1, 2013 and October 1, 2013.

5. The term “Distribution Date” shall mean the “Distribution Dates” set forth under “Essential Information” in the Prospectus for each Trust.

6. The term “Mandatory Termination Date” shall mean the “Termination Date” set forth under “Essential Information” in the Prospectus for each Trust.

7. The term “Record Date” shall mean the “Record Dates” set forth under “Essential Information” in the Prospectus for each Trust.

8. Section 1.01(4) of the Standard Terms and Conditions of Trust is replaced in its entirety with the following:

“‘Supervisor’ shall mean AmericaFirst Capital Management, LLC, and its successors in interest, or any successor supervisor appointed as hereinafter provided.”

9. The Depositor's and Supervisor’s annual compensation as set forth under Section 3.13 shall be that dollar amount per 100 Units set forth under “Fee Table-Annual Operating Expenses-Portfolio supervision, bookkeeping, administrative, evaluation and servicing fees” in the Prospectus for each Trust.

10. The Trustee's annual compensation as set forth under Section 7.04 shall be 12 basis points of net asset value per Unit issued by the Trust, with a minimum of $10,000.

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IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.

AmericaFirst Securities, Inc.

By: /s/ ROBERT G. ROACH
Robert G. Roach

AmericaFirst Capital Management, LLC

By: /s/ ROBERT G. ROACH
Robert G. Roach

The Bank of New York Mellon

By: /s/ GERARDO CIPRIANO
Gerardo Cipriano

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SCHEDULE A TO TRUST AGREEMENT

SECURITIES INITIALLY DEPOSITED

IN

AmericaFirst Quantitative Trust - AmericaFirst Defensive Growth & Income Portfolio, Series 2

[Incorporated herein by this reference and made a part hereof is the “Portfolio” schedule as set forth in the Prospectus.]

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